Exhibit 99.1

Company Contact:

The Dilenschneider Group

Donald R. Peck, CFO

Michael Glickman – Investor Relations

617-638-2000

212-922-0900

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES SECOND QUARTER

FISCAL 2006 RESULTS

— Second Quarter Net Income Increases 49% on Strong Revenue Growth —

BOSTON, MA, January 26, 2006 – The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for its second quarter of fiscal 2006 and for the six months ended December 31, 2005.

Total service revenues for the second quarter of fiscal 2006 increased to $230.5 million, up 48% from $155.8 million in the second quarter of fiscal 2005. During the second quarter of fiscal 2006, the Company securitized approximately $1.3 billion of private student loans in its largest securitization transaction ever, which generated $189 million in service revenues.  During the same fiscal quarter last year, the Company securitized $807 million of private student loans, which generated $132 million of service revenues.

Net income rose to $111.4 million, or $1.74 per diluted share, in the second quarter of fiscal 2006, an increase of 49% in net income and 56% in diluted earnings per share.  In its second quarter of last fiscal year, the Company reported net income of $74.5 million, or $1.12 per diluted share.

Total service revenues for the six months ended December 31, 2005 increased 49% to $265.6 million from $178.2 million in the same prior-year period, reflecting a strong increase in securitization volume.

Net income for the six months ended December 31, 2005 increased to $105.9 million, or $1.63 per diluted share, an increase of 53% in net income and 58% in diluted earnings per share.  For the same six-month period during the last fiscal year, the Company reported net income of $69.2 million, or $1.04 per diluted share.

During the second quarter of fiscal 2006, the Company repurchased 2,346,800 shares of its common stock in open-market transactions.  The Company is currently authorized to repurchase up to an additional 2,653,200 shares pursuant to the repurchase program announced on September 29, 2005. As of December 31, 2005, 62,766,879 shares of the Company’s common stock were outstanding.

-more-

The volume of loans facilitated during the second quarter of fiscal 2006 that are available for securitization increased 21% to $543 million, compared with $449 million during the second quarter last fiscal year. The rolling twelve month volume of loans available for securitization increased 29% to $2.50 billion for the twelve months ended December 31, 2005, compared with $1.95 billion during the twelve months ended December 31, 2004.

Jack L. Kopnisky, First Marblehead’s President and CEO, commented, “We are very pleased with our strong operating and financial performance during the second quarter of fiscal 2006.  Early in the quarter, we completed our largest securitization to date, which led to strong revenue and earnings growth.  Our volume of loans available for securitization also grew a solid 21% for the quarter and 29% on a rolling twelve-month basis.  During the quarter we also broadened our relationships with existing clients, strengthened our business development pipeline, invested in technology and human capital, and enhanced the overall infrastructure that will help contribute to our continued success.”

Kopnisky continued, “Given our strong performance during the first half of the fiscal year, we are in a position to reiterate our earlier guidance that we expect net income for fiscal 2006 to grow by 25-30% over fiscal 2005 levels, fueled by strong revenue growth.”

First Marblehead will host a conference call today, Thursday, January 26, 2006 at 5 p.m. EST, which will be simultaneously broadcast live over the Internet.  Peter B. Tarr, Chairman and General Counsel, Jack L. Kopnisky, President and Chief Executive Officer, and Donald R. Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 43711626.

About The First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to expected revenues from securitization transactions, net income growth during fiscal 2006 and our outlook for the industry and for our performance for fiscal year 2006 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of January 26, 2006. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include our success in structuring securitizations, the timing of our securitization activities, the estimates we make and the assumptions on which we rely in preparing our financial statements, our loan facilitation volumes, our relationships with key clients, and  the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2005.  These risks could cause actual results of the industry or our actual results for fiscal year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

-financial tables to follow-

First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three and Six Months Ended December 31, 2005 (Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004
Service revenues:
Up-front structural advisory fees	$96,170	$65,050	$96,170	$65,050

Additional structural advisory fees:
From new securitizations	14,778	9,931	14,778	9,931
Trust updates	1,241	191	1,440	810
Total additional structural advisory fees	16,019	10,122	16,218	10,741

Residuals:
From new securitizations	78,216	57,057	78,216	57,057
Trust updates	12,491	6,166	19,973	9,626
Total residual revenues	90,707	63,223	98,189	66,683

Processing fees from TERI	25,268	16,579	51,196	33,936

Administrative and other fees	2,331	863	3,793	1,831

Total service revenues	230,495	155,837	265,566	178,241

Operating expenses:
Compensation and benefits	21,160	15,318	40,902	30,198

General and administrative expenses	22,891	14,355	48,816	31,314

Total operating expenses	44,051	29,673	89,718	61,512

Income from operations	186,444	126,164	175,848	116,729

Other income (expense):
Total other income, net	4,136	758	5,365	1,121

Income before income tax expense	190,580	126,922	181,213	117,850

Income tax expense	79,219	52,392	75,294	48,672

Net income	$111,361	$74,530	$105,919	$69,178

Net income per share, basic	$1.75	$1.15	$1.65	$1.07

Net income per share, diluted	1.74	1.12	1.63	1.04

Weighted average shares outstanding, basic	63,549	64,624	64,232	64,473
Weighted average shares outstanding, diluted	64,177	66,821	64,895	66,803

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2005 and June 30, 2005 (Unaudited)

(in thousands)

	December 31, 2005	June 30, 2005

Assets
Total cash and cash equivalents	$152,476	$193,796
Service receivables:
Structural advisory fees	69,589	53,371
Residuals	345,464	247,275
Processing fees from TERI	8,842	8,944

	423,895	309,590

Property and equipment, net	40,998	39,095

Goodwill	3,176	3,176
Intangible assets, net	2,278	2,620
Prepaid expenses	6,970	6,757
Other assets	5,036	3,159
Total assets	$634,829	$558,193

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$23,109	$33,318
Income taxes payable	33,597	—
Net deferred income tax liability	107,508	84,208
Notes payable and capital lease obligations	15,838	17,410
Other liabilities	3,550	1,691
Total liabilities	183,602	136,627

Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	451,227	421,566
Total liabilities and stockholders’ equity	$634,829	$558,193

Appendix (A)

The First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	12/31/2005	12/31/2004	% Increase (Decrease)
Q2 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$380	$326	17%
School Channel Loans	146	93	56%
Private Label Loans	526	419	25%
GATE Loans	17	30	(41)%
Total Loan Facilitation Volume Available for Securitization	$543	$449	21%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$1,764	$1,437	23%
School Channel Loans	633	409	55%
Private Label Loans	2,397	1,846	30%
GATE Loans	107	101	7%
Total Loan Facilitation Volume Available for Securitization	$2,504	$1,947	29%

Q2 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$12	$17	(29)%
School Channel Loans	80	94	(14)%
Total Loan Facilitation Volume Not Available for Securitization	$92	$111	(17)%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$56	$72	(22)%
School Channel Loans	400	392	2%
Total Loan Facilitation Volume Not Available for Securitization	$456	$464	(2)%

Percentage of Loans Available for Securitization
Q2	85%	80%
Rolling Twelve Month	87%	81%

The First Marblehead Corporation and Subsidiaries

Income Statement Metricse

Approximate Securitization Yields by Marketing Channel

	Volume of Loans Securitized	Up-front Structural Advisory Fees(1)	Additional Structural Advisory Fees(1)	Residual Revenue(1)	Total Revenue
	($millions)

Direct-to-Consumer

Q2 2006	$921 (73)%	8.8%	1.2%	7.5%	17.5%
Q2 2005	744 (92)%	8.4%	1.2%	7.5%	17.1%

School Channel

Q2 2006	$344 (27)%	4.1%	1.2%	2.6%	7.8%
Q2 2005	63 (8)%	4.3%	1.0%	2.2%	7.5%

Total
Q2 2006	$1,265
Q2 2005	807

Blended Yield(2)

Q2 2006		7.5%	1.2%	6.2%	14.9%
Q2 2005		8.1%	1.2%	7.1%	16.4%

(1)        Revenues expressed as a percentage of the student loan balance securitized in each channel at the date of securitization.

(2)        Blended yield represents securitization revenues as a percentage of the total principal and accrued interest of loans securitized for all marketing channels.

Note:  These yields by marketing channel represent an allocation of revenues and costs based on various estimates and assumptions regarding the relative profitability of these loans, and should be read with caution.  Furthermore, these yields are dependent on a number of factors, including the mix of loans between marketing channels that are included in a particular securitization, the average life of loans, which can be impacted by the time of year that the loans are securitized and the relative mix of loans from students with various expected terms to graduation, the structure of, and prevailing market conditions at the time of a securitization, the marketing fees which our clients earn on loans we securitize for them, along with a number of other factors.  Therefore, readers are cautioned that the blended yields and yields by marketing channel above may not be indicative of yields that we may be able to achieve in future securitizations.

Operating Expense Metrics

	Operating expenses
	Expenses reimbursed by TERI			Expenses not reimbursed by TERI
	Compensation and benefits	General and administrative expenses	Subtotal operating expenses	Compensation and benefits	General and administrative expenses	Subtotal operating expenses	Total operating expenses
	(in thousands)
Three months ended December 31,
2005	$13,079	$12,055	$25,134	$8,081	$10,836	$18,917	$44,051
2004	8,581	7,969	16,550	6,737	6,386	13,123	29,673

Six months ended December 31,
2005	$25,930	$25,001	$50,931	$14,972	$23,815	$38,787	$89,718
2004	17,140	16,737	33,877	13,058	14,577	27,635	61,512

Other Income Metrics

	Three Months Ended December 31, 2005	Six Months Ended December 31, 2005

Interest income	$1,835	$3,294

Less: Interest expense	200	430

Net interest income	1,635	2,864

Gain on termination of corporate aircraft operating lease	2,501	2,501

Other income/expense	$4,136	$5,365

The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Structural Advisory Fees and Residuals Receivable

(Dollars in Thousands)

	Three Months Ended December 31, 2005	Six Months Ended December 31, 2005
Structural Advisory Fees Receivable

Beginning of period balance	$53,570	$53,371

Additions from new securitizations	14,778	14,778

Trust updates
Passage of time (present value accretion)	1,009	1,804
Other factors (See Note below)	232	(364)
	1,241	1,440

End of period balance	$69,589	$69,589

Residuals Receivable

Beginning of period balance	$254,757	$247,275

Additions from new securitizations	78,216	78,216

Trust updates
Passage of time (present value accretion)	9,243	16,661
Other factors (See Note below)	3,248	3,312
	12,491	19,973

End of period balance	$345,464	$345,464

Note: Refinements to our prepayment rate assumptions and our use of an enhanced cash-flow model, both of which are described more fully below, resulted in an increase in the fair value of structural advisory fees receivable at December 31, 2005 of approximately $0.5 million and an increase in the fair value of residuals receivable at December 31, 2005 of approximately $3.1 million.  These adjustments to the carrying value of these assets were incorporated into our trust updates during the second quarter of fiscal 2006.

A market-based fair value estimate of private student loan residuals and structural advisory fees receivable cannot be readily determined because these types of assets are not actively traded. As a result, the Company estimates the fair value of these assets using discounted cash flow modeling techniques and certain key assumptions, including the rate of student loan prepayments.

During the second quarter of fiscal 2006, the Company completed an analysis of historical prepayments of loans included in its proprietary private student loan performance database.  The analysis indicated that the average prepayment rate throughout the life of the loan is not materially different from the Company’s previous estimate.  At the same time, the analysis enabled the Company to refine its valuation approach to incorporate prepayment assumptions specific to particular points of time in the life of the student loans. The Company has used these refined prepayment assumptions to estimate the fair value of the Company’s residuals and structural advisory fees receivable at December 31, 2005.

In addition, during the second quarter of fiscal 2006, the Company completed the development of a proprietary software program that allows for a detailed loan by loan simulation of projected cash flows. The Company believes that the implementation of this enhanced software program improves its methodology for estimating the fair value of its structural advisory fees and residuals receivable.

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